                             SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                          SCHEDULE 13D


                           Under the Securities Exchange Act of 1934
                                         (Amendment No. 3)
                                        THOUSAND TRAILS INC.
                                          (Name of Issuer)

                            Common Stock, Par Value, $0.01 Per Share
                                    (Title of Class of Securities)

                                               885502104
                                            (CUSIP Number)

                                         Stephen M. Davis, Esq.
                                          Werbel & Carnelutti
                                       A Professional Corporation

                  711 Fifth Avenue, New York, New York 10022, (212) 832-8300
                   (Name, Address and Telephone Number of Person Authorized
                               to Receive Notices and Communications)

                                          December 22, 1998
                     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13D
----------------------                                     -----------------
CUSIP No. 885502104                                        Page 2 of 15 Pages
----------------------                                     ------------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [X]
                                                              (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                  [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         898,608
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         898,608
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         898,608
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN

                                        SCHEDULE 13D
----------------------                                      -----------------
CUSIP No. 885502104                                         Page 3 of 15 Pages
----------------------                                      -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         342,890
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         342,890
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         342,890
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
=====================================================

                                      SCHEDULE 13D

----------------------                              -----------------
CUSIP No. 885502104                                 Page 4 of 15 Pages
----------------------                              -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         898,608
----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         898,608
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         898,608
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO

                                SCHEDULE 13D
----------------------                               -----------------
CUSIP No. 885502104                                  Page 5 of 15 Pages
----------------------                               -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Gary N. Siegler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                             (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                  [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         1,241,498
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         1,241,498
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,241,498
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                             [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         16.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
=====================================================

                                   SCHEDULE 13D

----------------------                                 -----------------
CUSIP No. 885502104                                    Page 6 of 15 Pages
---------------------                                  -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Peter M. Collery
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         1,241,498
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         1,241,498
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,241,498
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         16.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN

                                   SCHEDULE 13D

----------------------                            -----------------
CUSIP No. 885502104                               Page 7 of 15 Pages
----------------------                            -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Neil H. Koffler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                             (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                 [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         1,241,498
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         1,241,498
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,241,498
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         16.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN

                                 SCHEDULE 13D

----------------------                             -----------------
CUSIP No. 885502104                                Page 8 of 15 Pages
----------------------                             -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC-BVI Partners
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                   [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         342,890
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         342,890
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         342,890
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN

                                   SCHEDULE 13D
----------------------                                   -----------------
CUSIP No. 885502104                                      Page 9 of 15 Pages
----------------------                                   -----------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         342,890
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         342,890
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         342,890
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
================================================

                                  SCHEDULE 13D

----------------------                                   -------------------
CUSIP No. 885502104                                      Page 10 of 15 Pages
----------------------                                   -------------------

=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental, LLC
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         898,608
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         898,608
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         898,608
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          12.0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         OO
                                             Page 11 of 15 Pages
                                    AMENDMENT NO. 3
                                         TO THE
                                      SCHEDULE 13D

This statement constitutes Amendment No. 3 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Thousand Trails Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners and Neil H. Koffler ("Koffler") (collectively, the "Reporting Person").

Item 5.          Interest in Securities of the Issuer

                 (a) As of the close of business on December 30, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 7,511,508 Shares that were reported to be outstanding by the Issuer in its September 30, 1998 Form 10-Q).

                                                       Page 12 of 15 Pages

===================================================
        Name                       Shares of Common Stock      Percentage
-----------------------------------------------------------------------------
SC Fundamental Inc.                          898,608              12.0%
-----------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.                             898,608              12.0%
-----------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                                    342,890               4.6%
-----------------------------------------------------------------------------
Gary N. Siegler                            1,241,498              16.5%
-----------------------------------------------------------------------------
Peter M. Collery                           1,241,498              16.5%
-----------------------------------------------------------------------------
SC-BVI Partners                              342,890               4.6%
-----------------------------------------------------------------------------
The SC Fundamental
Value BVI, Ltd.                              342,890               4.6%
-----------------------------------------------------------------------------
SC Fundamental, LLC                          898,608              12.0%
-----------------------------------------------------------------------------
Neil H. Koffler                            1,241,498              16.5%
===================================================

                                                       Page 13 of 15 Pages

            b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

                   Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc. the managing general partner of SC-BVI Partners, which is the investment manage of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler, by virtue of his status as an officer of BVI, Inc., may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercised such power), BVI Fund and SC-BVI Partners are also Reporting Persons.

            c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past 60 days. Unless otherwise noted, each of the transactions set forth below

                                                            Page 14 of 15 Pages

===================================================
                                                               BVI, Inc.
Trade              Price Per                                   on behalf
Date               Share ($)          Fund                     of BVI, Ltd.
------------------------------------------------------------------------------
------------------------------------------------------------------------------
12/07/98             5.3125                  1,100         900
------------------------------------------------------------------------------
12/16/98             4.7500                  1,440         560
------------------------------------------------------------------------------
12/17/98             4.7500                  1,440         560
------------------------------------------------------------------------------
12/18/98             4.8750                  1,440         560
------------------------------------------------------------------------------
12/22/98             4.7500                 36,000      14,000
------------------------------------------------------------------------------
12/23/98             4.6250                  1,440         560
------------------------------------------------------------------------------
12/24/98             4.8750                 1,800          700
------------------------------------------------------------------------------
12/28/98             4.3889                  3,240       1,260
===================================================

                                            Page 15 of 15 Pages
            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  December 30, 1998

SC FUNDAMENTAL INC.                               SC Fundamental, LLC
                                                  as Manager
            /s/ Neil H. Koffler                  /s/ Neil H. Koffler
   By:  ----------------------------        By:  -----------------------------
        Neil H. Koffler as Attorney-             Neil H. Koffler as Attorney
        in-Fact for Peter M. Collery             -in-Fact for Peter M. Collery,
        Vice President*                          Vice President*
THE SC FUNDAMENTAL VALUE FUND, L.P.

   By:      SC FUNDAMENTAL, LLC                 SC-BVI Partners
            as General Partner             By:  SC Fundamental Value BVI, Inc.
                                                as Managing General Partner
            /s/ Neil H. Koffler                 /s/ Neil H. Koffler
   By:  -----------------------------      By:  -------------------------------
        Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney
        in-Fact for Peter M. Collery            -in-Fact for Peter M. Collery
        Vice President*                         Vice President*
SC FUNDAMENTAL VALUE BVI, INC.

        /s/ Neil H. Koffler                     SC FUNDAMENTAL VALUE BVI, Ltd.
   By:  ----------------------------      By:   SC Fundamental Value BVI, Inc.
        Neil H. Koffler as Attorney-            as Managing General Partner of
            in-Fact for Peter M. Collery        Investment Manager
        Vice President*
/s/ Neil H. Koffler
----------------------------                   /s/ Neil H. Koffler
Neil H. Koffler as Attorney-             By:  -------------------------------
in-Fact for Gary N. Siegler*                  Neil H. Koffler as Attorney
                                              -in-Fact for Peter M. Collery
                                              Vice President*
/s/ Neil H. Koffler
-----------------------------                /s/ Neil H. Koffler
Neil H. Koffler                              -----------------------------
                                             Neil H. Koffler as Attorney-
                                             in-Fact for Peter M. Collery*
*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and
Gary N. Siegler.  The Powers of Attorney for Messrs. Collery and Siegler
were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US
Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
